Exhibit 10.2

SEPARATION AGREEMENT AND MUTUAL GENERAL RELEASE

This Separation Agreement and Mutual General Release (this “Agreement”) dated as of December 7, 2006, is by and between Martha D. Rehm (the “EXECUTIVE”) and VAIL RESORTS, INC., a Delaware corporation (“VAIL RESORTS”). The EXECUTIVE and VAIL RESORTS may each be referred to as a “Party” and collectively as the “Parties.”

WHEREAS, the EXECUTIVE is the EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY of VAIL RESORTS; and

WHEREAS, the EXECUTIVE and VAIL RESORTS agree that as of the EXECUTIVE’S Final Date of Employment, as hereinafter defined, the EXECUTIVE will no longer perform services as an employee of VAIL RESORTS, and will cease to be eligible to participate in benefit plans for active employees of VAIL RESORTS; and

WHEREAS, the EXECUTIVE acknowledges that, as of the Final Date of Employment, she has no entitlement to continued pay or benefits under the Employment Agreement between the EXECUTIVE and VAIL RESORTS, dated as of May 10, 1999, as amended (the “Employment Agreement”) except as provided herein; and

WHEREAS, this Agreement is pursuant to Section 3(c) of the Employment Agreement, and the Parties mutually desire to amend and supersede the Employment Agreement by this Agreement; and

WHEREAS, VAIL RESORTS, wishes to pay the EXECUTIVE the amounts set forth herein, less statutory and authorized deductions;

In consideration of the mutual promises contained in this Agreement, VAIL RESORTS and the EXECUTIVE agree as follows:

1.  As used herein, the following terms, when capitalized, shall have the following meanings:

(a)  “Companies” shall mean VAIL RESORTS, INC. and all of its subsidiaries and controlled affiliates.

(b)  “Confidential Information” shall mean budgets, business plans, financial projections, terms of transactions under consideration, strategies, financial statements and results, plans or drawings, lease terms, customer lists and information, prospect lists, club membership rolls, trade secrets, information regarding legal strategies and proceedings, and other information, whether in tangible or electronic media format, pertaining to the business and operations of the Companies. In addition, without in any way limiting the foregoing, Confidential Information includes any and all information in the EXECUTIVE’S possession or of which the EXECUTIVE has knowledge relating to or arising out of any actual or threatened regulatory investigation or proceeding or settlement or any other litigation, claim, investigation, suit, action or other proceeding involving or relating to the Companies, whether such investigation, proceeding, settlement, claim, litigation, suit, action or other proceeding or the EXECUTIVE’S knowledge thereof occurred or was obtained during or prior to or after the term of the EXECUTIVE’S employment by VAIL RESORTS. Confidential Information does not include (i) any information that is generally available to the public or hereafter becomes available to the public without the fault of the EXECUTIVE; (ii) club membership rolls sent to the EXECUTIVE in her capacity as a member of the applicable club, provided that the EXECUTIVE agrees that she will use such club membership rolls only in accordance with the rules and regulations of the applicable club; (iii) information that is or becomes known in the industry without the fault of the EXECUTIVE; (iv) information that is received from a third party outside of VAIL RESORTS which to EXECUTIVE’S knowledge is not in violation of a confidentiality agreement with VAIL RESORTS; or (v) general industry skills, knowledge and experience.

(c)  “Constituting Documents” shall mean the articles or certificates of incorporation, bylaws, or similar organizational documents for each of the Companies.

(d)  “Final Date of Employment” shall mean March 31, 2007, or such earlier date as may be determined by VAIL RESORTS in its sole discretion; provided that in the event that VAIL RESORTS elects to determine that the Final Date of Employment shall occur before March 31, 2007, then VAIL RESORTS shall take all actions necessary to ensure that such determination does not reduce or otherwise affect EXECUTIVE’S rights under this agreement, her options to purchase stock of VAIL RESORTS or other equity-based compensation plans or agreements (provided that this Agreement shall not be construed or applied so as to modify any stock option agreement or plan so as to extend the period following the Final Date of Employment that EXECUTIVE has the right to exercise any option to purchase VAIL RESORTS stock beyond the period prescribed in such stock option agreement and/or plan), including the right to and amount of payments and other benefits to which EXECUTIVE is entitled under Sections 3 and 4, below.

(e)  “Legal Proceeding” shall mean any claim, demand, pending or threatened legal, regulatory or administrative proceeding and any other action of any nature, whether known or unknown.

(f)  “Released Person” shall mean each of the Companies, and any of their current and former officers, directors, employees, shareholders, partners, members, agents, representatives, legal representatives, accountants, and their successors and assigns.

2.  The employment relationship between the EXECUTIVE and VAIL RESORTS will terminate on the Final Date of Employment. This Agreement constitutes the EXECUTIVE’S resignation from all officer, director and employee positions with VAIL RESORTS and the Companies, in each case effective on the Final Date of Employment. The Parties acknowledge that, following the Final Date of Employment, the EXECUTIVE shall not be considered an officer or employee of VAIL RESORTS.

3.  In consideration for the EXECUTIVE entering into this Agreement,

(a)  conditioned on: (i) the execution and non-revocation, pursuant to Section 13 hereof, of this Agreement; and (ii) the execution on the Final Date of Employment and non-revocation of a mutual release, substantially in the form of the mutual release set forth in Section 5 hereof, which mutual release shall be binding on EXECUTIVE only if it is also executed and not revoked by VAIL RESORTS, VAIL RESORTS agrees to pay the EXECUTIVE the sum of: (w) $382,950, comprised of twelve (12) months of the EXECUTIVE’S base salary; plus (x) $127,522, which is 66.6% of EXECUTIVE’S full target bonus for the fiscal year started August 1, 2006; plus (y) an amount equal to EXECUTIVE’S base salary for the period, if any, from the Final Date of Employment through March 31, 2007; and plus (z) $1,656, which is equal to the amount of club membership dues payable by EXECUTIVE from the Final Date of Employment through September 30, 2007 for the following clubs: Beaver Creek Club, Red Sky Ranch Golf Club, and Bachelor Gulch Club, less statutory and authorized deductions. Such sum will be paid in a single lump sum six months after the Final Date of Employment; provided that if guidance regarding Internal Revenue Code Section 409A is issued that would permit such payment to be made earlier without subjecting the EXECUTIVE to an additional income tax, the EXECUTIVE may specify, on two business days’ prior notice, such an earlier payment date for the amounts set forth in this Section 3(a). In addition, conditioned on: (i) the execution and non-revocation, pursuant to Section 13 hereof, of this Agreement; and (ii) the execution on the Final Date of Employment and non-revocation of a mutual release, substantially in the form of the mutual release set forth in Section 5 hereof, which mutual release shall be binding on EXECUTIVE only if it is also executed and not revoked by VAIL RESORTS, VAIL RESORTS will also pay COBRA health insurance premiums under its health insurance plans on behalf of EXECUTIVE and her dependents for the period from the Final Date of Employment through March 31, 2008.

(b)  VAIL RESORTS agrees to pay the EXECUTIVE, no later than 15 days after the Final Date of Employment, full payment of any amount owing to the EXECUTIVE in respect of base salary for the period through the Final Date of Employment, as well as accrued and unused paid time off through such date (as reflected on the human resources records of VAIL RESORTS).

4.  In addition to that set forth in Section 3 above, the following shall be applicable as a result of the EXECUTIVE’S separation:

(a) After the Final Date of Employment: (i) the EXECUTIVE shall neither accrue salary nor paid time off nor participate in (A) VAIL RESORTS Medical and Dental Plans (other than as required under COBRA), (B) Short Term or Long Term Disability Insurance, (C) VAIL RESORTS sponsored Life or ADD insurance programs, or (D) any other compensation or benefit plans, programs or arrangements maintained or contributed to by any of the Companies; (ii) she shall have no right to make contributions or earn VAIL RESORTS Matching Contributions in VAIL RESORTS’ 401(k) Plan (except for any VAIL RESORTS Matching Contributions due but not yet made: and (iii) except as otherwise provided in Sections 4(d) and 4(e) below, she shall no longer be entitled to any perquisites made available to active executives or employees of VAIL RESORTS, including, but not limited to parking or the use of VAIL RESORTS owned and Volvo promotional vehicles. The EXECUTIVE’S rights with respect to her accrued benefits, as of the Final Date of Employment, under the Companies’ 401(k) Plan will be as set forth in the applicable plan documents, and any conversion or continuation right the EXECUTIVE may have under any other VAIL CORPORATION sponsored employee benefit plan will be as set forth in the applicable plan document and shall be at her sole expense. Other than as expressly set forth in this Agreement, the EXECUTIVE will have no rights to future benefits under any employee benefit plan or arrangement of the Companies following the Final Date of Employment, except to the extent such benefits have been earned and accrued as of the Final Date of Employment.

(b) Any stock options, restricted stock or other equity-based compensation awards held by the EXECUTIVE that are not vested as of the EXECUTIVE’S Final Date of Employment will be immediately cancelled and forfeited.

(c) Notwithstanding anything in this or another document to the contrary, all vested options to purchase stock of VAIL RESORTS, INC. held by the EXECUTIVE after the Final Date of Employment (each of which is listed on Annex A hereto) shall thereafter continue to be exercisable in accordance with their terms.

(d) For the period through the end of the 2006-07 ski season the EXECUTIVE and a single designated person living in the same household as EXECUTIVE may continue to use their employee ski passes and, until March 15, 2007, receive discounts at SSV stores and restaurants, as they had prior to the Final Date of Employment.

(e) Through September 30, 2007, the EXECUTIVE shall retain membership privileges in the following clubs: Beaver Creek Club, Red Sky Ranch Golf Club, and Bachelor Gulch Club.

(f)  For the period through June 30, 2007, VAIL RESORTS shall maintain (i) an appropriate forwarding message recorded by the EXECUTIVE and approved by VAIL RESORTS on voicemail for the EXECUTIVE’S former VAIL RESORTS telephone number, and (ii) an auto-response on the email address mrehm@vailresorts.com with an appropriate forwarding email response created by the EXECUTIVE and approved by VAIL RESORTS. In addition, through June 30, 2007, VAIL RESORTS shall forward to the EXECUTIVE, at an address she may reasonably provide from time to time, any first class mail addressed to the EXECUTIVE at VAIL RESORTS’ offices that VAIL RESORTS determines is her personal mail.

(g)  VAIL RESORTS shall pay the EXECUTIVE’S reasonable legal fees incurred by third-party counsel and expenses (not to exceed $7,500) incurred by her in negotiating and executing this Agreement.

(h)  VAIL RESORTS shall reimburse the EXECUTIVE for reasonable expenses incurred by her in the course of performing her duties with VAIL RESORTS prior to the Final Date of Employment, so long as such expenses were incurred in compliance with VAIL RESORTS’ policies with respect to travel, entertainment and other business expenses, and the EXECUTIVE has complied with VAIL RESORTS’ requirements with respect to submitting, reporting and documentation of such expenses.

5.  (a) In return for the consideration and other promises by VAIL RESORTS set forth in this Agreement, the EXECUTIVE for herself and her representatives, heirs, and assigns, hereby releases and discharges each of the Released Persons from all Legal Proceedings, known or unknown, that she may have against any of the Released Persons, including, but not limited to, claims that in any manner relate to, arise out of or involve any aspect of her employment with VAIL RESORTS, and her separation from that employment, including, but not limited to, any rights or claims under the Federal Worker Adjustment and Restraining Notification Act, 29 U.S.C. §2101 et seq.; the Colorado Anti-Discrimination Act, Colo. Rev. Stat. §21-34-401, et seq.; the Family and Medical Leave Act, 29 U.S.C. §2601 et seq.; the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq.; the Civil Rights Act of 1964, as amended, 42 U.S.C., §2000e, et seq.; the Americans with Disabilities Act, 42 U.S.C. §12101, et seq.; the Sarbanes-Oxley Act of 2002, 18 U.S.C. §800 et seq.; Executive Order 11246; the Civil Rights Act of 1866, as reenacted, 42 U.S.C. §1981; and any and all other municipal, state, and/or federal statutory, executive order, or constitutional provisions pertaining to an employment relationship. This release and waiver also specifically includes, but is not limited to, any Legal Proceedings in the nature of tort or contract claims, including specifically claims of wrongful discharge, breach of contract, promissory estoppel, intentional or negligent infliction of emotional distress, interference with contract, libel, slander, breach of covenant of good faith and fair dealing, or other such claims, including, but not limited to, those arising out of or involving any aspect of her employment or separation from employment with VAIL RESORTS. This release includes any and all claims seeking attorney fees, costs, and other expenses related to the claims released herein.

However, this release and waiver shall not apply to: (i) any rights that, by law, may not be waived; (ii) rights and claims that arise from acts or events occurring after the effective date of this Agreement; (iii) claims with respect to the EXECUTIVE’S accrued benefits, as of the Final Date of Employment, under VAIL RESORTS’ 401(k) Plan or other benefit plans which will be as set forth in the applicable plan documents, or any conversion or continuation right the EXECUTIVE may have under any other VAIL RESORTS employee benefit plan which will be as set forth in the applicable plan document and shall be at her sole expense; (iv) rights to indemnification or advancement of expenses under the Articles of Incorporation or Bylaws of VAIL RESORTS or any of the Companies or under Section 145 of the General Corporation Law of Delaware; (v) rights as a shareholder of VAIL RESORTS; or (vi) claims for breach by VAIL RESORTS of this Agreement.

The EXECUTIVE also specifically covenants and represents that she has not brought and will not bring suit or file any charge, grievance or complaint, of any nature in relation to any claim or right waived herein, against the Released Persons.

SUMMARY OF RELEASE AND WAIVER OF CLAIMS: Please read the three immediately preceding paragraphs carefully and have them explained to you by your attorney. In summary, what the paragraphs say and what you, the EXECUTIVE, agree to do by executing this Agreement is to give up your right to pursue any legal claim that you might have against the Companies and related companies (including Vail Resorts Development Company, The Vail Corporation and Vail Summit Resorts, Inc., Vail Resorts International, LLC), their current and former, officers, directors, shareholders, agents, and/or employees. It applies whether or not you are aware of the claims. It applies to claims that arose (meaning the important facts and occurrences which create or support the claim happened) at any time up to and including the time of your execution of this Agreement. It does not apply to any claims that might arise (meaning that the important facts or occurrences that create or support the claim happen) after the date of execution of this Agreement. As stated above, the release and waiver includes, but is not limited to, any and all claims arising from your employment or your separation from employment with VAIL RESORTS. Such claims would include claims of employment discrimination or wrongful discharge and claims arising under any federal, state, and local laws, including, but not limited to, those listed by name above. Once you have entered into this Agreement, you will have agreed not to seek to bring those claims in a court or other forum at any time in the future. In effect, you are exchanging your right to bring or pursue those claims, whether they are worth anything or not, for the actions to be taken for your benefit by VAIL RESORTS and other promises in this Agreement.

(b) In return for the consideration and other promises by the EXECUTIVE set forth in this Agreement, the Companies hereby release and discharge the EXECUTIVE, and her representatives, heirs and assigns (the “EXECUTIVE Released Persons”) from all Legal Proceedings, known or unknown, that they may have against any of the EXECUTIVE Released Persons, including but not limited to, claims that in any manner relate to, arise out of or involve any aspect of the EXECUTIVE’S employment with VAIL RESORTS, and her separation from that employment. This release and waiver also specifically includes, but is not limited to, any Legal Proceedings in the nature of tort or contract claims, including specifically claims of wrongful discharge, breach of contract, promissory estoppel, intentional or negligent infliction of emotional distress, interference with contract, libel, slander, breach of covenant of good faith and fair dealing, or other such claims, including, but not limited to, those arising out of or involving any aspect of her employment or separation from employment with VAIL RESORTS. This release includes any and all claims seeking attorney fees, costs, and other expenses related to the claims released herein. However, this release and waiver shall not apply to: (i) any rights which, by law, may not be waived; (ii) rights and claims that arise from acts or events occurring after the effective date of this Agreement; and (iii) claims for breach of any provision of this Agreement by the EXECUTIVE.

The Companies also specifically covenant and represent that they have not and will not bring suit or file any charge, grievance or complaint, of any nature in relation to any claim or right waived herein against the EXECUTIVE.

6.  The EXECUTIVE agrees to the following:

(a)  The EXECUTIVE shall remove all of her personal possessions from her office by no later than the Final Date of Employment, and shall not return to her office after the Final Date of Employment other than as may be approved in advance by VAIL RESORTS. The EXECUTIVE shall return all materials of the Companies that may have been issued to the EXECUTIVE, including, but not limited to, keys, written or electronic Confidential Information, and credit cards, and to promptly file any outstanding final expense report. Subject to compliance with her obligations herein with respect to the use and disclosure of Confidential Information, the EXECUTIVE will be entitled to make a copy of her electronic rolodex and schedule and, shall not be prohibited from participating as a partner, employee, officer, director, consultant or any other role with respect to any entity that owns or hereafter purchases or proposes to purchase any property managed by any of the Companies.

(b)  The EXECUTIVE shall not use or disclose to anyone not connected with VAIL RESORTS, or use for her own benefit or that of third parties, any Confidential Information or trade secrets that the EXECUTIVE obtained during her employment with VAIL RESORTS, except as required in any judicial or administrative proceeding.

(c) The EXECUTIVE shall not make any copies for her own use or for the benefit of unrelated third parties, of any prospect lists, any memoranda, books, records, or documents, whether in tangible or electronic media form, which contain Confidential Information or trade secrets belonging to the Companies, except as required in any judicial or administrative proceeding.

(d) The EXECUTIVE covenants and agrees that through March 31, 2008, she will not solicit for another business or enterprise any person who is a Grade 28 functional director or higher level employee of VAIL RESORTS, INC. or any of its subsidiaries at the time of the EXECUTIVE’S termination.

(e) The EXECUTIVE further covenants and agrees that through the second anniversary of the Final Date of Employment, she will consult with any of the Companies as, when and where reasonably requested by a representative thereof on matters relating to the Companies’ business. The EXECUTIVE agrees that such consultation shall include, but shall not be limited to, serving as a factual witness, in the prosecution and defense of Legal Proceedings pertaining to any of the Companies’ business. VAIL RESORTS agrees that such assistance shall be scheduled at such reasonable times with advance notice as will not unreasonably interfere with the EXECUTIVE’S employment or other business activities. VAIL RESORTS agrees to reimburse the EXECUTIVE’S reasonable travel expenses in providing such assistance in accordance with VAIL RESORTS’ published Travel and Entertainment Policy, and agrees to pay the EXECUTIVE at an hourly rate of $300 per hour (or portion thereof) for the EXECUTIVE’S consulting (not including travel time).

(f) For a period of five (5) years following the Final Date of Employment, the EXECUTIVE shall not make any statements disparaging of any of the Companies, the Board, or the officers, directors, stockholders, or employees of any of the Companies. Similarly, no person, while serving as an officer and/or director of any of the Companies, shall disparage the EXECUTIVE for a period of five (5) years following the Final Date of Employment. Notwithstanding any of the foregoing in this subsection, the Parties may respond truthfully to inquiries from governmental agencies or from the prospective employers of the EXECUTIVE. Similarly, nothing in this Agreement is intended to prevent either Party from seeking to enforce the provisions of this Agreement through appropriate proceedings.

(g) The Parties acknowledge that VAIL RESORTS retains the right, together with any other legal remedy VAIL RESORTS may have, to discontinue the payments and benefits payable or due to the EXECUTIVE under this Agreement in the event that VAIL RESORTS determines, in good faith, that the EXECUTIVE is violating or has violated any material obligation under this Agreement. In such an event, the EXECUTIVE may seek a determination, pursuant to the provisions of Section 14 below, that such action by VAIL RESORTS was not justified and should be remedied. If a determination is made that such action was not justified, in whole or part, the EXECUTIVE shall be entitled to compensatory damages, including interest and payment of attorneys’ fees and expenses. Nothing in this Agreement shall prohibit or restrict the EXECUTIVE from testifying truthfully as may be required by the Securities and Exchange Commission or other governmental or judicial body acting in its official capacity.

7.  The EXECUTIVE acknowledges and agrees that the restrictions and obligations contained in Section 6(b) - 6(f) are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of VAIL RESORTS, that VAIL RESORTS would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by VAIL RESORTS should the EXECUTIVE breach any of such provisions. The EXECUTIVE further acknowledges and agrees that a breach of any of such restrictions and obligations cannot be adequately compensated by monetary damages. The EXECUTIVE agrees that VAIL RESORTS shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of such restrictions, which rights shall be cumulative and in addition to any other rights or remedies to which VAIL RESORTS may be entitled. In the event that any of such restrictions should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, it is the intention of the Parties that the provision shall be amended to the extent of the maximum time, geographic, service, or other limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law.

8.  The entry into this Agreement by the Parties is not and shall not be construed to be an admission of any act, practice or policy by VAIL RESORTS in violation of any statute, common law duty, constitution, or administrative rule or regulation. Further, this Agreement shall not constitute evidence of any such proscribed or wrongful act, practice or policy by VAIL RESORTS.

9.  The Parties agree that this Agreement shall not be tendered or admissible as evidence in any proceeding by either Party for any purpose, except in a proceeding involving one or both of the Parties in which this Agreement or any part of this Agreement, an alleged breach of this Agreement, the enforcement of this Agreement, and/or the validity of any term of this Agreement is at issue.

10.  VAIL RESORTS advises the EXECUTIVE to consult an attorney before signing this Agreement, and the EXECUTIVE acknowledges that she has had a full and fair opportunity to consult with an attorney of her choice before signing this Agreement, and to discuss with such attorney all issues relevant to the EXECUTIVE, including the potential application of Internal Revenue Code Section 409A. It is intended that this Agreement will comply with Section 409A of the Internal Revenue Code (and any regulations and guidelines issued thereunder) to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent.

11.  The EXECUTIVE acknowledges the adequacy and sufficiency of the consideration for her promises set forth in this Agreement. The EXECUTIVE is estopped from raising, and hereby expressly waives any defense regarding the receipt and/or legal sufficiency of the consideration provided under this Agreement.

12.  The EXECUTIVE hereby acknowledges her understanding that, had she wished to do so, she could have taken up to twenty-one (21) days to consider this Agreement, that she has read this Agreement and understands its terms and significance, and that she executes this Agreement voluntarily and with full knowledge of its effect, having carefully read and considered all terms of this Agreement and, if she has chosen to consult with an attorney, having had all terms and their significance fully explained to her by her attorney.

13.  The EXECUTIVE understands that she may revoke this Agreement, as it applies to her, within seven (7) days following execution of this Agreement and that this Agreement, as it applies to her, shall not become effective or enforceable until that revocation period has expired. Any such revocation must be effected by delivery of a written notification of revocation of the Agreement to the Chief Executive Officer of VAIL RESORTS, INC. prior to the end of such 7 day revocation period. In the event that the Agreement is revoked by the EXECUTIVE, VAIL RESORTS shall have no obligations under the Agreement, no amounts will be payable under this Agreement, and this Agreement shall be deemed to be void ab initio and of no further force or effect.

14.  Any controversy or claim arising out of, or relating to, this Agreement, or its breach, shall be governed by the laws of the State of Colorado, without giving effect to the principles of conflict of laws thereof, and shall be resolved by final and binding arbitration, in accordance with the rules for contractual disputes then applicable, of JAMS®, Denver, Colorado, and judgment on the award rendered may be entered in any court having jurisdiction.

15.  The EXECUTIVE shall be responsible for paying all income taxes attributable to payments, perks and benefits received under this Agreement, and all payments and benefits provided to the EXECUTIVE shall be net of applicable income, employment or other taxes required to be withheld therefrom.

16. The EXECUTIVE acknowledges that VAIL RESORTS is a public company. As such, the EXECUTIVE acknowledges that this Agreement may be publicly filed as required by law.

17. This Agreement represents the complete agreement between the EXECUTIVE and VAIL RESORTS concerning the subject matter in this Agreement, and it supersedes all prior agreements or understandings, written or oral, including the Employment Agreement Notwithstanding the preceding sentence or any other provision of this Agreement, Section 4, Non-Competition, of the Employment Agreement shall survive the execution of this Agreement and shall thereafter be fully enforceable according to its terms. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Parties or their respective successors and legal representatives.

18. Each of the Sections contained in this Agreement shall be enforceable independently of every other Section in this Agreement, and the invalidity or unenforceability of any Section shall not invalidate or render unenforceable any other Section contained in this Agreement.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates set forth below, intending to be legally bound by this Agreement.

EXECUTIVE		VAIL RESORTS, INC.

By:	/s/ Martha D. Rehm	By:	/s/ Robert A. Katz
Name:	Martha D. Rehm	Name:	Robert A. Katz
		Title:	Chief Executive Officer

Date:	December 7, 2006	Date:	December 7, 2006

AMENDMENT NO. 1 TO

SEPARATION AGREEMENT AND MUTUAL GENERAL RELEASE

This Amendment No. 1 to Separation Agreement and Mutual General Release (this “Amendment”) dated as of March 9, 2007, is by and between Martha D. Rehm (the “EXECUTIVE”) and VAIL RESORTS, INC., a Delaware corporation (“VAIL RESORTS”), and amends that certain Separation Agreement and Mutual General Release (the “Agreement”) dated as of December 7, 2006, by and between the EXECUTIVE and VAIL RESORTS.

In consideration of the mutual promises contained in this Agreement, VAIL RESORTS and the EXECUTIVE agree as follows:

16.  Each reference to “March 31, 2007” in the Agreement is hereby amended to read “April 30, 2007”.

17.  Each reference to “March 31, 2008” in the Agreement is hereby amended to read “April 30, 2008”.

18.  Each reference to “June 30, 2007” in the Agreement is hereby amended to read “July 31, 2007”.

19.  Clause (x) in Section 3(a) of the Agreement is hereby amended to read “(x) $143,606, which is 75% of EXECUTIVE’S full target bonus for the fiscal year started August 1, 2006;”.

20.  The dollar amount set forth in clause (z) in Section 3(a) of the Agreement is hereby amended to read “$1,380”.

21.  The EXECUTIVE and VAIL RESORTS acknowledge and agree that all provisions of the Agreement shall remain in full force and effect except as specifically amended hereby.

22.  Any controversy or claim arising out of, or relating to, this Amendment, or its breach, shall be governed by the laws of the State of Colorado, without giving effect to the principles of conflict of laws thereof, and shall be resolved by final and binding arbitration, in accordance with the rules for contractual disputes then applicable, of JAMS®, Denver, Colorado, and judgment on the award rendered may be entered in any court having jurisdiction.

23.  The EXECUTIVE acknowledges that VAIL RESORTS is a public company. As such, the EXECUTIVE acknowledges that this Amendment may be publicly filed as required by law.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates set forth below, intending to be legally bound by this Agreement.

EXECUTIVE		VAIL RESORTS, INC.

By:	/s/ Martha D. Rehm	By:	/s/ Robert A. Katz
Name:	Martha D. Rehm	Name:	Robert A. Katz
		Title:	Chief Executive Officer

Date:	March 9, 2007	Date:	March 9, 2007